Exhibit 10.1
FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT LETTER
This First Amendment to the Employment Letter (this “Amendment”) is effective as of January 1, 2026, by and between Mativ Holdings, Inc. (the “Company”) and Shruti Singhal (the “Executive”).
WHEREAS, the Company and Executive entered into an Employment Letter dated March 11, 2025 (the “Original Employment Letter”); and
WHEREAS, the Company and Executive desire to amend certain terms of the Original Employment Letter as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:
1.    The paragraph titled “Base Compensation” is hereby deleted in its entirety and replaced with the following:
“Base Salary. You shall receive base salary at the annual rate of Nine Hundred Fifty Thousand Dollars ($950,000) (the “Base Salary”), payable semi-monthly through the Company’s normal payroll process and subject to all applicable withholdings and deductions, which Base Salary shall be reviewed at least annually by the Board of Directors or Compensation Committee, and may be adjusted based on such review.”
2.    The paragraph titled “Short-Term Incentive Plan” is hereby deleted in its entirety and replaced with the following:
“Short-Term Incentive Plan. You will be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) with a target annual bonus opportunity equal to a percentage of your Base Salary as determined annually by the Board of Directors or Compensation Committee. Payout targets and STIP criteria are reviewed each year and may change from time-to-time, including the target annual bonus opportunity.”
3.    The following paragraph shall be added as a new paragraph after the paragraph titled “Short-Term Incentive Plan” as follows:
“Long-Term Incentive Plan. You will remain eligible to participate in the Plan (as defined in the Original Employment Letter) and receive long-term incentive awards (“LTIP Awards”) under the Plan pursuant to separate award agreements, with an annual award target equal to a percentage of your Base Salary as determined annually by the Board of Directors or Compensation Committee. Annual LTIP Awards are based on the stock price approved by the Compensation Committee on the date of grant. Your initial LTIP Award under this paragraph will be granted in 2026, consistent with the Company’s regular executive compensation award cycle and subject to the terms of the Plan and separate award agreements. LTIP Awards are generally granted annually in the first quarter of each year and may change from year to year, including the annual target percentage, as determined by the Board of Directors or Compensation Committee. For clarity, this Amendment does not supersede or modify any actual equity grant or provision of the Employment Letter regarding the grant of time-based restricted stock units to you set forth therein.”

4.    The paragraph titled “Executive Severance Benefits” is hereby deleted in its entirety and replaced with the following (with such terms as defined in the Executive Severance Plan):
“Executive Severance Benefits.
You will be eligible to participate in the Mativ Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”). Capitalized terms not defined in this paragraph have the meanings set forth in the Executive Severance Plan. For application of Article V of the Executive Servance Plan, if you experience a Qualified Termination of Employment occurring within two years following a Change of Control (as described in Section 5.1(B) of the Executive Severance Plan), you shall be a “Tier 1 Participant.” For all other applications of the Executive Severance Plan, including a Regular Separation as described in Section 5.1(A), you shall be a “Tier 2 Participant.”
With respect to the one-time grant of time-based RSUs contemplated by the paragraph titled “Equity Grant” under the Original Employment Letter, if you are involuntarily terminated without Cause prior to March 11, 2026, and subject to your execution of a waiver and release of claims and a restrictive covenant agreement in favor of the Company, you will vest in a prorated number of the RSUs, based on a fraction, the numerator of which is the number of days you were employed by the Company from the Original Employment Letter’s Effective Date until your termination date and the denominator of which is 365. If you are involuntarily terminated without Cause or your resign for Good Reason (as such term is defined in the Executive Severance Plan) on or following a Change of Control (as such term is defined in the Executive Severance Plan), the RSUs granted pursuant to the Original Employment Letter will become fully vested on your termination of employment.”
5.    A new sentence shall be added to the end of the paragraph titled “Benefits” as follows:
“You will be eligible to participate in the Company’s flexible perquisites program, pursuant to which you may receive a cash allowance of up to $15,000 per year that can be used for income tax preparation services, financial planning services and other executive perquisites; provided, that the continuation of the flexible prerequisites program shall remain at the discretion of the Company’s Board of Directors.”
6.    The paragraph titled “Term” is hereby deleted in its entirety and Executive’s employment is at-will and may be terminated by either the Company or Executive at any time and for any reason or no reason and without any required notice by either party. For the avoidance of doubt, the foregoing shall in no way modify the vesting terms of the one-time grant of time-based RSUs contemplated by the paragraph titled “Equity Grant” under the Original Employment Letter, and the RSUs described therein will continue to cliff-vest on March 11, 2026, subject to Executive remaining employed by the Company through such date.
7.    This Amendment shall only serve to amend and modify the Original Employment Letter to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Original Employment Letter which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect. Should there be any conflict between this Amendment and any other agreement or plan, this amendment shall control.

8.    This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment which is effective as of the date first written above.

Mativ Holdings, Inc.	Executive
By: /s/ Mark W. Johnson	By: /s/ Shruti Singhal
Mark W. Johnson	Shruti Singhal
Date: February 6, 2026	Date: February 6, 2026